EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT, effective as of this 5th day of July, 2010 (this "Agreement"), between A. Frederick Greenberg, resides at 10390 Wilshire Boulevard, Los Angeles, CA 90024 (the "Executive"), and Interlink-US-Network, Ltd., a California corporation with an address of 575 Underhill Boulevard, Suite 125, Syosset, New York 11791 (the "Company").

WITNESSETH:

WHEREAS, the Company desires to memorialize its employment with the Executive as its Vice President and the Executive desires to continue to accept such employment subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I
POSITION; TERM

1.1 Position. The Company desires to continue to employ the Executive as the Vice President, which employment the Executive hereby accepts, all in the capacity and on the terms and conditions hereinafter set forth.

1.2 Duties. During the Term, the Executive shall perform services hereunder, all under and subject to the direction and control of the Board of Directors of the Company (the "Board"). The services to be performed by the Executive shall be commensurate with the position of the Executive as a senior executive employee of the Company, and Executive shall report directly to the President of the Company. In this connection, during the Term (i) the Executive shall not render services to or for any other person, firm, corporation or business in this capacity that is in competition with the Company, and (ii) shall have no interest directly or indirectly in any other person, firm, corporation or business whose business is related to or competitive with the business of the Company; provided, however, the Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange or which are admitted to quotation on The NASDAQ Stock Market Inc. if the Executive (a) is not a controlling person of, or a member of a group which controls, such entity and (b) does not, directly or indirectly, own five percent or more of any class of securities of such entity. Notwithstanding the foregoing, so long as it does not interfere with his employment hereunder, the Executive may attend to outside investments and serve as a director, trustee or officer of or otherwise participate in charitable and civic organizations and serve as director of corporations whose business is unrelated to the business of the Company.

1.3 Term. The term of employment shall commence as of the date of this Agreement and shall continue until the third anniversary of the date hereof (the "Initial Term"). Thereafter, unless either party shall send written notice of termination to the other at least thirty (30) days prior to the termination of the Initial Term or any extension term, this Agreement shall automatically be renewed from year to year on the terms and

conditions contained herein. Notwithstanding the foregoing, this Agreement shall be subject to the termination provisions set forth in Article IV below. For purposes of this Agreement, "Term" shall mean collectively the Initial Term and any renewal term, if any, during which this Agreement remains in effect.

ARTICLE II
SALARY; BONUSES

2.1 Annual Base Salary. (a) During the Term, the annual base salary (the "Base Salary") to be paid by the Company to the Executive shall be Twenty Six Thousand Dollars ($26,000), payable biweekly, or in such other manner as the parties shall mutually agree, subject to withholding for applicable taxes. The Board shall review the salary compensation of the Executive annually during the Term.

(b) The Company shall deduct from the Base Salary the applicable federal, state and local income tax liability.

2.2 Profit Sharing. In addition to the Base Salary, the Executive shall receive an annual profit sharing bonus (the "Bonus") in an amount equal to five (5%) percent of the net sales of the Company's products generated by the Executive excluding the Fred Box, which will be ten (10%) percent of the total sales net of commissions paid to third parties. Such Bonus shall be payable 50% in cash and 50% in common stock of the Company, based on a per share price equal to the average bid and asked price for such common stock as reported on the OTC:BB or such other exchange as such shares are quoted for the 30 day period preceding the fiscal year end of the Company.

2.3 Share Issuance. On the date hereof, the Company shall issue to Executive an amount of shares of its Common Stock equal to 1% of the issued and outstanding equity of the Company on a fully-diluted basis. Such shares will bear the standard restrictive legend for unregistered shares of the Company's equity.

ARTICLE III
BENEFITS

3.1 Business Expenses The Company, upon presentation by the Executive of appropriate substantiating documentation, shall reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in connection with the performance of his duties under this Agreement, including reasonable accommodation expenses during travel required in connection with the performance of the Executive's duties. Notwithstanding the foregoing, the Company agrees to adjust this amount within 30 days of the mutual agreement of the parties.

3.2 Car Allowance. The Executive will receive a monthly car allowance of $1,200 which shall include lease, insurance, registration and gas.

3.3 Health Insurance. The Company will reimburse Executive for any health related expenses not covered by Medicare.

3.4 Other Benefits. Except as expressly provided herein, the Executive will not receive any other employment benefits from the Company.

ARTICLE IV
TERMINATION

4.1 Termination. Either party may terminate this Agreement on thirty (30) days prior written notice to the other party; provided that, if the Agreement is terminated by the Company, the Company will pay the remaining Base Salary payable to Executive through the end of the Term as well as any accrued but unpaid Bonus due the Executive through the date of termination.

4.2 Disability; Death. In the event that during the Term the Executive shall either die or in the reasonable judgment of the Board, be unable to perform his duties because of any medically determinable physical or mental impairment for a period in excess of one-hundred twenty (120) days in any twelve (12) month period, the Company shall have the right to suspend payment of the Base Salary for any time after the expiration of thirty (30) days after such determination, and at any time thereafter, to terminate this Agreement. In the event of such termination, the Company shall pay to the Executive or his legal representative (i) the amount of the Base Salary payable hereunder for a period of one (1) year following the termination date at the rate prevailing on the termination date and (ii) any accrued and unpaid Bonus.

ARTICLE V
REPRESENTATION; NON-COMPETITION; CONFIDENTIALITY

5.1 Executive Representation. The Executive represents that the Executive's execution of this Agreement and the performance of his duties required hereunder will neither be a breach of any other employment or other agreement nor a breach of any non-competition or similar agreement.

5.2 Non-Competition. (a) The Executive agrees that during the Term and for the period of one year thereafter, he will not engage, directly or directly, either as principal, agent, consultant, proprietor, creditor, stockholder, director, officer or employee, or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the business of the Company. The Executive acknowledges and agrees that the current market for the Company's business extends throughout the western United States and that it is therefore reasonable to prohibit the Executive from competing with the Company anywhere in such territory. This Section shall not apply to the Executive's ownership of less than five percent (5%) of the capital stock of

a company having a class of capital stock which is traded on any national stock exchange or on the over-the-counter market.

(b) During the Term and for the period of one year thereafter, the Executive agrees that he will not, directly or indirectly, (i) solicit, divert or recruit or encourage any of the employees of the Company, or any person who was an employee of the Company during the Term, to leave the employ of the Company or terminate or alter their contractual relationship in a way that is adverse to the Company's interests, (ii) solicit or divert business from the Company, or assist any person or entity in doing so or attempting to do so or (iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so or attempting to do so.

5.3 Confidential Information. (a) The Executive agrees that he shall hold in strict confidence and shall not at any time during or after his employment with the Company, directly or indirectly, (i) reveal, report, publicize, disclose, or transfer any Confidential Information (as described below) or any part thereof to any person or entity, (ii) use any of the Confidential Information or any part thereof for any purpose other than in the course of his duties on behalf of the Company, or (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof. All Confidential Information (regardless of the medium retained) and all abstracts, summaries or writings based upon or reflecting any Confidential Information in the Executive's possession shall be delivered by the Executive to the Company upon request therefor by the Company or automatically upon the expiration of the Term or termination of this Agreement.

(b) For purposes of this Agreement, "Confidential Information" shall mean any information relating to the business, operations, affairs, assets or condition (financial or otherwise) of the Company which is not generally known by non-company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained) which the Executive develops or which the Executive obtains knowledge of or access to through or as a result of the Executive's relationship with the Company. Confidential Information specifically includes, without limitation, business and marketing plans, financings, cost and pricing information, supplier information, all source code, system and user documentation, and other technical documentation pertaining to the hardware and software programs of the Company, including any proposed design and specifications for future products and products in development, and all other technical and business information considered confidential by the Company. Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by the Executive of his obligations hereunder. For purposes of this Agreement, information shall not be deemed Confidential Information if (i) such information is available from public sources, (ii) such information is received from a third party not under an obligation to keep such information confidential, or (iii) the Executive can conclusively demonstrate that such information had been independently developed by the Executive.

5.4 Remedies. The Executive agrees and acknowledges that the foregoing restrictions and the duration and the territorial scope thereof as set forth in this Sections 5.2 and 5.3 are under all of the circumstances reasonable and necessary for the protection of the Company and its business. In the event that the Executive shall breach any of the provisions of Sections 5.2 or 5.3, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provision of this Agreement.

5.5 Blue Penciling. If any provision of Article V shall be held to be contrary to law or invalid or unenforceable in any respect or any jurisdiction, or as to any one or more periods of time, areas or business activities, the remaining provisions shall not be affected but shall remain in full force and effect as to the other and remaining parts, and any such invalid or unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

ARTICLE VI
MISCELLANEOUS

6.1 Entire Agreement. This Agreement constitutes the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between the Executive and the Company concerning the subject matter hereof, all of which are merged herein.

6.2 Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives, and the Company and its successors and assigns.

6.3 Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address or telephone number (in the case of facsimile) set forth above. Such addresses and/or telephone numbers may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender's copy of the document.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law principles.

6.5 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement executed by the Company and the Executive.

6.6 Headings. The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be taken into account in the construction or interpretation of this Agreement.

6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Executive Employment Agreement as of the day and year first above written.

INTERLINK-US-NETWORK, LTD.

By: ______________________
Name: Robert Rudetzki
Title: President

____
A. Frederick Greenberg, Vice President